EXHIBIT 99

ResCare Revises Guidance for 2009

Company Cites Reimbursement and General Market Conditions

LOUISVILLE, Ky., Jan. 13, 2010 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today announced that it expects to report revenues of approximately $1.58 billion for the year ended December 31, 2009, which represents a decline from its previous guidance of $1.60 billion to $1.63 billion. This downward revision reflects a challenging economic climate that is forcing certain states to reduce reimbursement rates and services, as well as changes in contract awards. Diluted earnings per common share for 2009 are currently estimated to be approximately $1.20. Our current estimate does not include the impact of the recently announced adverse court decision.

Ralph G. Gronefeld, Jr., ResCare president and chief executive officer, said, "As we have stated in the past year, we are operating in an increasingly challenging and changing environment. Although our business model is strong and sustainable, we have experienced a decline in revenues in the fourth quarter compared with the third quarter of 2009 due to budgetary pressures at the local, state and federal levels. For example, we are seeing a few state and local governments reducing rates, eliminating services or shifting contracts from outside vendors to in-house status. Recent legislation enacted in the state of Washington negatively impacts reimbursement for home care agencies. During the fourth quarter, we also experienced rate and service level reductions of our community services business in North Carolina. In our employment training services segment, we have seen certain funding reductions in our large project in Indiana. In our education unit, we are experiencing program cuts in Florida and Maryland due to tight public education budgets. Also contributing to the overall revenue shortfall is the delay in the closing of certain anticipated third and fourth quarter acquisitions until the first quarter of 2010.

"We expect these challenges to continue in 2010. A recent report from the Center on Budget and Policy Priorities confirms our experience with state budget shortfalls. It also indicates those challenges will continue through 2010 and possibly longer. We intend to manage through this business cycle, just as we have successfully managed through past economic downturns. However, given the overall environment, the Company will not issue its 2010 guidance until there is more clarity on Medicaid reimbursement, proposed national healthcare legislation, the New Mexico legal matter and the finalization of a new credit facility, which we expect to close in the first quarter."

The Company also announced that it has filed various post-trial motions in connection with the previously announced judgment by a New Mexico jury. Oral arguments on the motions are scheduled for February, and the Company intends to vigorously defend this matter.

ResCare, with 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 46,000 dedicated employees serve daily more than 65,000 people in 41 states, Washington, D.C., Puerto Rico and in a number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

CONTACT:  ResCare, Inc.
          David W. Miles, Chief Financial Officer
            502-394-2137
          Derwin A. Wallace, Director of Investor Relations
            502-420-2567